Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Banc Corporation, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-74594, 333-80751, 333-78871 and 333-34152) on Form S-8 of our reports dated March 13, 2006 with respect to the consolidated balance sheets of Gold Banc Corporation, Inc., as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Gold Banc Corporation, Inc. Our report for 2004 refers to the disposition of CompuNet Engineering, Inc. in 2004.

/s/ KPMG LLP

Kansas City, Missouri
March 13, 2006